Nicor Gas Company
Form 10-K
Exhibit 10.01

Nicor Gas Supplementary Savings Plan

(As Amended and Restated for Post-2004 Benefits, Effective January 1, 2008)

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TABLE OF CONTENTS

Page

SECTION 1	1

General			1

	1.1	History, Purpose and Effective Date	1
	1.2	Source of Benefit Payments	1
1.3	Applicable Laws	2
1.4	Gender and Number	2
1.5	Notices	2
1.6	Action by Employers	2
1.7	Limitations on Provisions	2
1.8	Claims Procedures	2
1.9	Definitions	2

SECTION 2	3

Participation	3

2.1	Eligibility to Participate	3
2.2	Beneficiary	3
2.3	Plan Not Contract of Employment	4

SECTION 3	4

Participant Elections	4

3.1	Participant Account	4
3.2	Distribution Elections	4
3.3	Prior Plan Elections	5

SECTION 4	5

Contributions	5

4.1	Supplemental Matched Contributions	5
4.2	Supplemental Profit Sharing Contributions	5

SECTION 5	6

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Plan Accounting	6

5.1	Allocation and Crediting of Contributions	6

SECTION 6	6

Payment of Plan Benefits	6

6.1	Distributions	6
6.2	Distributions To Persons Under Disability	7
6.3	Benefits May Not Be Assigned or Alienated	7

SECTION 7	7

Committee	7

7.1	Membership	7
7.2	Powers of Committee	7
7.3	Delegation by Committee	8
7.4	Information to be Furnished to Committee	8
7.5	Committee’s Decision Final	9
7.6	Liability and Indemnification of the Committee	9

SECTION 8	9

Amendment and Termination	9

SECTION 9	9

Code Section 409A	9

9.1	Section 409A Compliance	9
9.2	Special Distribution	10

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Nicor Gas Supplementary Savings Plan

(As Amended and Restated for Post-2004 Benefits, Effective January 1, 2008)

SECTION 1

General

1.1   History, Purpose and Effective Date.  Northern Illinois Gas Company (doing business as Nicor Gas Company, the “Company”) previously established the Nicor Companies Savings Investment Plan (previously known as the Nicor Gas Savings Investment Plan, the “Savings Plan”) to provide retirement and other benefits to or on behalf of its eligible employees and those of its Affiliates which, with the consent of the Company, adopt the Savings Plan.  Contrary to the desire of the Company, the amount of the contributions which may be made to the Savings Plan by or for the benefit of an employee under the Savings Plan may be limited by reason of the application of certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”).  Therefore, the Company previously established the NI-Gas Supplementary Savings Plan (the “Plan”), effective as of January 1, 1983 and amended and restated effective January 1, 1999 as the Nicor Gas Supplementary Savings Plan, to ensure that affected individuals would receive benefits in an amount comparable to the amount that they would have received under the Savings Plan if certain limitations of the Code were not applicable to the Savings Plan.  The following provisions constitute an amendment and restatement of the Plan, effective as of January 1, 2008 (the “Effective Date”), in the form of the “Nicor Gas Supplementary Savings Plan”.  The Company and any Affiliate of the Company which adopts the Plan for the benefit of its eligible employees are referred to below, collectively, as the “Employers” and individually as an “Employer”.

Notwithstanding any provisions of the Plan to the contrary, the provisions of the Plan in effect on October 3, 2004 apply with respect to those Plan benefits that were earned and vested within the meaning of Treas. Reg. § 1.409A-6(a) as of December 31, 2004, as well as the earnings thereon determined in accordance with Treas. Reg. § 1.409A6(a)(3)(ii), with respect to each Participant who Separated from Service (as defined in subsection 1.9(g)) prior to or on December 31, 2007 (“Grandfathered Benefits”).  The terms applicable to the Grandfathered Benefits have not been materially modified within the meaning of Treas. Reg. §§ 1.409A-6(a)(1) and (4) on or after October 3, 2004.

1.2   Source of Benefit Payments.  The amount of any benefit payable under the Plan shall be paid from the general revenues of the Employer with respect to whose former employee the benefit is payable.  If a Participant (as defined in subsection 2.1) has been employed by more than one Employer, the portion of his Plan benefit payable by each such Employer shall be equal to that portion of his Account (as defined in subsection 3.1) attributable to his services performed with respect to that Employer.  The Company and any Employer may, but are not required by this Plan to, establish one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any affiliate thereof.  An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from any such trust.

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1.3   Applicable Laws.  The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.4   Gender and Number.  Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

1.5   Notices.  Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

1.6   Action by Employers.  Any action required or permitted to be taken under the Plan by any Employer which is a corporation shall be by resolution of its Board of Directors, or by a person or persons authorized by its Board of Directors.  Any action required or permitted to be taken by any Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.

1.7   Limitations on Provisions.  The provisions of the Plan and the benefits provided hereunder shall be limited as described herein.  Any benefit payable under the Savings Plan shall be paid solely in accordance with the terms and conditions of the Savings Plan and nothing in this Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Savings Plan.

1.8   Claims Procedures.  Any claim for benefits under the Plan shall be governed by and submitted pursuant to the rules established under the Nicor Claims Procedures for Nonqualified Plans, as such are in effect from time to time.  The decision of the Committee shall be conclusive, final and binding in all respects on both the Company and the claimant.  Benefits shall be paid only if the Committee determines that the claimant is entitled to them.

1.9   Definitions.

(a)   Accounting Date.  The “Accounting Date” shall be the last day of each calendar month and each other date specified by the Committee.

        (b)   Affiliate.  The term “Affiliate” means any corporation, trade or business during any period that it is, along with any Employer, a member of a controlled group of corporations or a controlled group of trades or businesses (as described in sections 414(b) and (c), respectively, of the Code).

(c)   Beneficiary.  “Beneficiary” shall have the meaning described in subsection 2.2.

    (d)   Installment Payment Period.  “Installment Payment Period” means the period of annual installment payments elected by the Participant in his Distribution Election in accordance with subsection 6.1(b), commencing on the Payment Date.

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(e)   Payment Date.  “Payment Date” shall have the meaning described in subsection 3.2(b).

(f)    Plan Year.  The “Plan Year” shall be the calendar year.

    (g)   Separation from Service.  “Separation from Service” is the date of termination of the Participant’s services to his Employer and all Affiliates, whether voluntarily or involuntarily, as determined in accordance with Treas. Reg. § 1.409A-1(h).

(h)   Termination Date.  The term “Termination Date” will be the date of the Participant’s Separation from Service.

SECTION 2

Participation

2.1   Eligibility to Participate.  Each person who was a Participant in the Plan immediately prior to the Effective Date shall continue as a Participant hereunder for periods thereafter, subject to the terms and conditions of the Plan.  Subject to the terms and conditions of the Plan, each employee of an Employer who is employed in an executive salary grade which has been designated by the Committee as eligible for participation in the Plan shall become a “Participant” in the Plan for any Plan Year in which the matched contributions or profit sharing contributions with respect to the eligible employee under the Savings Plan for any Plan Year are limited by section 401(k), 401(m), 415, 402(g) or 401(a)(17) of the Code.  Such eligible employee shall become a Participant on the first date after such employer matched contributions or profit sharing contributions are so limited in accordance with the rules established by the Committee.

Once an eligible employee becomes a Participant in the Plan, he shall remain a Participant so long as he has an Account balance under the Plan, provided that employer contributions made pursuant to Sections 4.1 and 4.2 shall be made on his behalf only to the extent that such employer contributions are limited under the Savings Plan.

2.2   Beneficiary.  Each Participant from time to time, by signing a form furnished by the Committee, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his benefits (“Beneficiary”).  A beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier.  If more than one Beneficiary has been designated, the balance in the Participant’s Account shall be distributed to each such Beneficiary per capita.  Except as otherwise specifically provided in this subsection 2.2, if a deceased Participant failed to designate a Beneficiary as provided above, or if no designated Beneficiary survives the Participant or dies before complete payment of the Participant’s benefits, then his benefits shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and any designated Beneficiary.

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If the Participant dies before the payment of all of the benefits to which he is entitled, payment of his Account balance shall continue to be made, in accordance with the Participant’s Distribution Election, to his Beneficiary.

2.3   Plan Not Contract of Employment.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Participant Elections

3.1   Participant Account.  The Committee shall maintain an “Account”, and such subaccounts as the Committee deems necessary or appropriate, in the name of each person who is a Participant.

3.2   Distribution Elections.  Distribution of a Participant’s Account under the Plan shall be subject to the following:

    (a)   Each Participant shall file a “Distribution Election” specifying the form of payment under subsection 6.1(b) with respect to all amounts in his Account.  Such Distribution Election shall be filed prior to the first day of the Plan Year in which contributions are made on his behalf under the Plan (or under the transition rules of Code Section 409A, prior to January 1, 2009).  A Distribution Election shall be irrevocable as of the day immediately preceding such Plan Year.  Notwithstanding the foregoing, a Participant who becomes initially eligible to participate in the Plan during the Plan Year shall be permitted in accordance with Treas. Reg. §1.409A-2(a)(7)(iii) to file a Distribution Election within 30 days after the beginning of the immediately following Plan Year, with respect to the deferrals earned during the Plan Year in which he first becomes eligible and subsequent years.  Such election shall become irrevocable on the thirtieth (30th) day of such next Plan Year.

    (b)   Benefits payable to or on account of any Participant shall commence as of the later of (i) the first business day of the seventh month after the Participant’s Termination Date or (ii) the January 1 next following the Participant’s Termination Date (the “Payment Date”).

    (c)   A Participant may change his Distribution Election after it has become irrevocable by submitting a modified Distribution Election to the Committee under the rules of the Plan, and in accordance with the following criteria:

(i)           The election of the new form of payment shall have no effect until at least 12 months after the date on which the modified Distribution Election is made;

(ii)          The Payment Date under the modified Distribution Election must be the first day of a calendar year that is no sooner than five (5) years after the previously designated Payment Date; and

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(iii)         The modified Distribution Election must be made at least 12 months prior to the Participant’s previously designated Payment Date.

A Participant’s modified Distribution Election shall not be considered to be made until the date on which the election becomes irrevocable.  Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s previously designated Payment Date.  Any such modified Distribution Election must comply with the requirements of this subsection 3.2 and subsection 6.1(b).

3.3   Prior Plan Elections.  Participant elections with respect to Grandfathered Benefits shall be governed by the terms of the Plan as in effect on October 3, 2004.

SECTION 4

Contributions

4.1           Supplemental Matched Contributions.  For any Plan Year, a Participant’s Account will be credited with an amount equal to the difference between (a) the employer matched contributions that would have been contributed on behalf of the Participant to the Savings Plan for that Plan Year, in accordance with the terms thereof and based on his tax deferred election under the Savings Plan as in effect on the limitation date, determined without regard to the limitations of sections 415, 402(g), 401(k), 401(m) and 401(a)(17) of the Code, and (b) the amount of employer matched contributions actually made to the Savings Plan on behalf of the Participant; provided, however that no Supplemental Matched Contributions shall be made to a Participant’s Account under the Plan for periods after the Participant’s Termination Date.  Credits to the Participant’s Account pursuant to this subsection 4.1 (called “Supplemental Matched Contributions”) shall be made at the same time that employer matched contributions would otherwise have been credited to his accounts under the Savings Plan or, if later, at the same time that the employer matched contributions would otherwise have been distributed to the participant due to the limitations of section 401(k) or 401(m) of the Code.

4.2           Supplemental Profit Sharing Contributions.  For any Plan Year, a Participant’s Account will be credited with an amount equal to the difference between (a) the employer profit sharing contributions that would have been contributed on behalf of the Participant to the Savings Plan for that Plan Year, in accordance with the terms thereof, determined without regard to the limitations of sections 415 or 401(a)(17) of the Code, and (b) the amount of employer profit sharing contributions actually made to the Savings Plan on behalf of the Participant.  Credits to the Participant’s Account pursuant to this subsection 4.2 (called “Supplemental Profit Sharing Contributions”) shall be made at the same time that employer profit sharing contributions would otherwise have been credited to his accounts under the Savings Plan or, if later, at the same time that the employer profit sharing contributions would otherwise have been distributed to the participant due to the limitations of section 401(k) or 401(m) of the Code.

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SECTION 5

Plan Accounting

5.1   Allocation and Crediting of Contributions.  As of each Accounting Date until the Participant’s Account has been fully distributed, the Committee shall adjust the Account of each Participant in the following manner and order:

        (a)   first, charge to each Participant’s Account the amount of any distributions that have been paid to or on behalf of the Participant since the last preceding Accounting Date pursuant to subsection 6.1 that have not previously been charged;

    (b)   next, credit to his Account the amount of the Supplemental Matched Contributions, if any, made by or on behalf of the Participant since the last preceding Accounting Date that have not previously been credited;

    (c)   next, credit to his Account the amount of the Supplemental Profit Sharing Contributions, if any, made by or on behalf of the Participant since the last preceding Accounting Date that have not previously been credited; and

    (d)   finally, credit to each Participant’s Account earnings computed at a rate of return equal to the rate of return for the investment fund designated by the Committee, based on the weighted average balance of the Account for the accounting period.

SECTION 6

Payment of Plan Benefits

6.1   Distributions.

    (a)   Subject to the following provisions of this subsection 6.1, as of the Participant’s Payment Date, in accordance with his Distribution Election there shall be payable to him or, in the event of his death, to his Beneficiary an amount equal to:

(i)	that portion of the balance of his Account attributable to Supplemental Matched Contributions, and earnings thereon, to the extent vested, as determined below; plus

(ii)	that portion of the balance of his Account attributable to Supplemental Profit Sharing Contributions, and earnings thereon, to the extent vested.

The Participant shall be vested in his Account to the same extent that the Participant is vested in his accounts under the Savings Plan.  If the Participant’s Termination Date occurs prior to full vesting in his Account, he will forfeit his rights to any Supplemental Matched Contributions and Supplemental Profit Sharing Contributions, as well as earnings thereon, credited to his Account.

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(b)   Except as provided in Section 9 or 6.1(c) of the Plan, upon the Participant’s Payment Date, any amounts payable under the Plan shall be paid in up to ten (10) substantially equal annual installments over the Installment Payment Period, in accordance with the Participant’s Distribution Election.  Installment payments shall be treated as a single payment for purposes of Code Section 409A.

(c)   In any situation in which the Committee is unable to determine the method of payment because of an incomplete, unclear or uncertain Distribution Election or if no Distribution Election is on file, then distribution shall be made in a single installment payment in accordance with subsection 6.2(b), as of the Participant’s Payment Date.  Payment of Grandfathered Benefits will be determined under the terms of the Plan as in effect on October 3, 2004.

(d)   Notwithstanding the foregoing provisions of this subsection 6.1 or any Distribution Election to the contrary, if the value of a Participant’s Account balance (and any other nonqualified deferred compensation account balance that must be aggregated with the Plan pursuant to Treas. Reg. §1.409A-1(c)(2)) does not exceed the limit in Section 402(g) of the Code, as adjusted for cost of living expenses ($15,500 for 2008), determined as of the Participant’s Payment Date, the Participant’s Account balances shall be paid to the Participant or Beneficiary, as applicable, in a lump sum as soon as practicable after the Participant’s Payment Date.

6.2   Distributions To Persons Under Disability.  In the event a Participant or his Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefit to which such Participant or Beneficiary is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.

6.3   Benefits May Not Be Assigned or Alienated.  The benefit payable to any Participant or Beneficiary under the Plan may not be voluntarily or involuntarily assigned or alienated.

SECTION 7

Committee

7.1   Membership.  The authority to manage and control the operation and administration of the Plan shall be vested in the Compensation Committee of the Company’s Board of Directors (the “Committee”).  Except as otherwise specifically provided in this Section 7, in controlling and managing the operation and administration of the Plan, the Committee shall act by the concurrence of a majority of its then members by meeting or by writing without a meeting.  The Committee, by unanimous written consent, may authorize any one of its members to execute any document, instrument or direction on its behalf.

7.2   Powers of Committee.  Subject to the conditions and limitations of the Plan, the Committee shall have the sole and complete authority and discretion to:

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(a)   Conclusively interpret and construe the provisions of the Plan and to remedy ambiguities, inconsistencies and omissions of whatever kind or nature;

    (b)   Adopt, and apply in a uniform and nondiscriminatory manner to all persons similarly situated, such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan, and as are consistent with the provisions of the Plan;

    (c)   Conclusively determine all questions arising under the Plan, including the power to determine rights or eligibility of employees or former employees, and the respective benefits of Participants and others entitled thereto;

(d)   Maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

(e)   Direct all benefit payments under the Plan;

(f)   Furnish the Company and its subsidiaries with such information with respect to the Plan as may be required by them for tax or other purposes;

    (g)   By unanimous action of the members then acting, employ agents and counsel (who also may be employed by the Company and its subsidiaries or a trustee) and to delegate to them, in writing, such powers as the Committee considers desirable;

(h)   Correct any defect or omission and to reconcile any inconsistency in the Plan, and to remedy any error in any payment made hereunder; and

(i)   make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion.  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is conclusive, final and binding on all persons.

7.3   Delegation by Committee.  The Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked at any time.

7.4   Information to be Furnished to Committee.  The Company and participating subsidiaries shall furnish the Committee such data and information as it may require.  The records of the Company and participating subsidiaries as to an employee’s or Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment and compensation amounts shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

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7.5   Committee’s Decision Final.  To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith is binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.  Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Committee, in its discretion, determines that the applicant is entitled to them.

7.6   Liability and Indemnification of the Committee.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or participating subsidiaries be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or participating subsidiaries.  The Committee and the individual members thereof shall be indemnified by the Company or participating subsidiary against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members by reason of the performance of a Committee function under the terms of this Plan unless such liability, loss, cost or expense arises due to his own fraud or willful misconduct.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 8

Amendment and Termination

The Committee may, at any time, amend or terminate the Plan; provided, however, that subject to the provisions of the following sentence and Section 9, neither an amendment nor a termination shall adversely affect the rights of any Participant or Beneficiary under the Plan.  The Committee, by Plan amendment or termination, may prospectively modify or eliminate the right to have Supplemental Matched Contributions or Supplemental Profit Sharing Contributions credited to the Account of any Participant.  Notwithstanding the foregoing provisions of this Section 8, the Committee may amend or terminate the Plan at any time, to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.

In the event of a Plan termination, the Committee shall distribute Accounts (not including Grandfathered Benefits) in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(ix).

SECTION 9

Code Section 409A

9.1   Section 409A Compliance.  To the extent applicable, this Plan shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  If the Company determines that any compensation or benefits payable under this Plan do not comply with Section 409A of the Code and related Department of Treasury guidance, the Company shall amend the Plan or take such other actions

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as the Company deems necessary or appropriate to comply with the requirements of Section 409A of the Code while preserving the economic agreement of the parties.

9.2   Special Distribution.  Any other provision of the Plan to the contrary notwithstanding, in the event that the IRS prevails in its claims that amounts contributed to the Plan, and/or earnings thereon, constitute taxable income to the Participant or his Beneficiary for any taxable year of his, prior to the taxable year in which such contributions and/or earnings are distributed to the Participant or Beneficiary, or in the event that legal counsel satisfactory to the Company, the trustee and the applicable Participant or Beneficiary renders an opinion that the IRS would likely prevail in such a claim, the amount subject to such income tax shall be immediately distributed to the Participant or Beneficiary.

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